Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of First Western Financial, Inc. of our report dated March 7, 2025 relating to the consolidated financial statements of First Western Financial, Inc. and our report dated the same date relative to the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of First Western Financial, Inc. for the year ended December 31, 2024.

/s/ Crowe LLP

Denver, Colorado
June 20, 2025